UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 26, 2015

AGRITEK HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-15673	20-8484256
(Commission File Number)	(IRS Employer Identification No.)

777 Brickell Avenue, Suite 500 Miami, FL	33131
(Address of principal executive offices)	(Zip code)

(310) 205-2560
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Changes in Registrant’s Certifying Accountant.

On November 5, 2015, D. Brooks and Associates CPA’s, P.A. (“D. Brooks”) resigned as the independent registered public accounting firm for the Company.  The resignation was accepted by the Board of Directors of the Company (the “Board”).

During the two most recent fiscal years and through the date of this report, there were no (1) disagreements with D Brooks on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused D. Brooks to make reference in its reports on the Company’s financial statements for such years to the subject matter of the disagreement, or (2) “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of D Brooks on the financial statements of the Company, during the periods for the years ended December 31, 2014 and December 31, 2013, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that the reports stated there is substantial doubt about the Company’s ability to continue as a going concern. The Company has requested that D. Brooks furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements and, if not, stating the respects in which it does not agree.  A copy of such letter, dated  November 6, 2015, indicating that it is in agreement with such disclosures is filed as Exhibit 16.1 to this Form 8-K.

The Company is currently interviewing independent registered public accounting firms to remain compliant.

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Departure of Directors or Certain Officers

On November 4, 2015, Justin Braune resigned as the Chief Executive Officer and as the sole member of the Board of Directors of Agritek Holdings, Inc. (the "Company"). The company believes that the reason for Mr. Braune's resignation was due to the March 17, 2014, land transaction announced by the Company regarding 80 acres in Pueblo County, Colorado. Although there is no question that the company was a party to the land purchase, it recently was discovered by Mr. Braune that the second party to the land contract never filed the original quit claim deed on behalf of the Company as stated. A copy of the notarized quit claim deed (filed as Exhibit 99.1 to this Report) was sent to the Company. To date, the Company has paid a total of $47,438.00 ($36,000 at closing) and is on the deed of trust (filed as Exhibit 99.2 to this Report) of the property with a remaining note balance of approximately $75,000 held by the original owner and issued by Agritek Holdings. The Company however will further investigate the filing of the original quit claim deed. The Company provided a copy of this Current Report on Form 8-K to Mr. Braune in advance of the filing date. As of the date of this report, the Company has not received any written correspondence from Mr. Braune describing any disagreement he has with the Company's operations, policies or practices. The Company has provided all documentation to its legal counsel who has advised the Company that the Company made no misrepresentations regarding the land transaction. The Company further believes that Mr. Braune's departure was due more to his inability as sole director and chief executive officer to obtain necessary financing for his vaporizing device which was promised to the company by August and not ready for sale due to malfunctioning issues.

On October 26, 2015, Heather Bush notified the Company that she is resigning as the Company’s Chief Financial Officer. Ms. Bush was brought on as the replacement Chief Financial Officer by Mr. Braune. The Company provided a copy of this Current Report on Form 8-K to Ms. Bush in advance of the filing date. The correspondence delivered to the Company by Mr. Braune in connection with his resignation is filed as exhibit 5.1 to this Report. As of the date of this report, the Company has not received any other written correspondence from Mr. Braune or Ms. Bush describing any disagreement he or she has with the Company's operations, policies or practices.

On November 5, 2015, the Company received notice and resignation of its independent registered public accounting firm, David Brooks and Associates CPA’s, P.A. Mr. Brooks stated that this decision was based primarily on statements by Mr. Braune.

Appointment of Principal Officer

Mr. B. Michael Friedman will act as interim CEO, and sole member of the Board, and shall serve until the 2016 Annual Meeting of Stockholders and thereafter, until his respective successor is duly elected, qualified and practicable to replace Mr. Friedman.

Mr. Friedman was previously the company's CEO from 2009 until he was replaced by Mr. Braune in March 2015.Mr. Friedman will participate in the Company's standard director compensation arrangements.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

5.1	Resignation of Justin Braune
16.1	Letter to the Securities and Exchange Commission from D. Brooks and Associates CPA’s, P.A., dated November 6, 2015.
99.1	Copy of notarized Quit Claim Deed
99.2	Copy of Deed of Trust

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRITEK HOLDINGS, INC.

Date: November 6, 2015	By:	/s/ B. Michael Friedman
B. Michael Friedman Interim Chief Executive Officer